Exhibit 5.1

December 6, 2024

CIMG Inc.

6107, 6th Floor, Building C4,

No.1 Huangchang West Road,

Dougezhuang, Chaoyang District, Beijing

Ladies and Gentlemen:

We have acted as counsel for CIMG Inc., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-8 (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering the registration of an aggregate of 1,000,000 shares (“Shares”) of common stock of the Company, par value $0.00001 per share (the “Common Stock”), authorized for issuance pursuant to the CIMG Inc. 2024 Equity Incentive Plan (the “2024 Equity Incentive Plan”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations of the Commission promulgated under the Securities Act.

In connection with this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Articles of Incorporation, as amended, as currently in effect, (ii) the Company’s Third Amended and Restated Bylaws as currently in effect, (iii) the Registration Statement, (iv) a copy of the 2024 Equity Incentive Plan and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Our opinion is expressed only with respect to Chapter 78 of the Nevada Revised Statues. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that, the Shares have been duly authorized and will be, when so issued, legally and validly issued, and fully paid and non-assessable.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP

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